Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
PRGX Announces First Quarter 2010 Financial Results
ATLANTA, May 3, 2010 – PRGX Global, Inc. (Nasdaq: PRGX), the world’s leader in recovery audit and the pioneer in a new category of services called profit discovery, today announced its unaudited financial results for the first quarter (Q1) 2010.
Highlights
•	Revenues for Q1 2010 were $41.3 million vs. $39.3 million in Q1 2009 – an increase of 5.3% (a decline of 0.5% after adjustment for changes in foreign exchange rates)

•	Net loss for Q1 2010 was $3.5 million ($0.15 loss per basic and diluted share) vs. net earnings of $1.9 million ($0.08 earnings per basic and diluted share) in Q1 2009

•	Adjusted EBITDA for Q1 2010 was $2.3 million vs. $5.0 million in Q1 2009

•	Completed previously announced debt refinancing

•	Completed previously announced acquisition of Etesius Limited
“I would like to express some pride in our company’s performance this quarter – we believe that this performance supports our excitement about the future. The first quarter year over year results represent our company’s best top-line performance in recent years. Prior to this quarter, year over year revenues have been consistently declining, sometimes at double digit rates,” said Romil Bahl, president and chief executive officer. “While nobody has to remind us that the vast majority of the work of implementing our strategy remains ahead of us, we are proving the ability to ‘fill the hole’ created in our core business over the last several years following our financial turnaround.”
First Quarter Results
Adjusted EBITDA for the 2010 first quarter was $2.3 million compared to $5.0 million of adjusted EBITDA for the same period in 2009. The 2010 first quarter adjusted EBITDA is earnings before interest, taxes, depreciation and amortization (EBITDA) excluding a charge of $0.8 million related to stock-based compensation and $0.6 million of foreign currency losses on intercompany balances. The comparable adjusted EBITDA amount for the first quarter of 2009 excludes from EBITDA for such period a $0.02 million charge for stock-based compensation and $0.6 million of foreign currency losses on intercompany balances. (Schedule 3 attached to this press release provides a reconciliation of net earnings to each of EBITDA and adjusted EBITDA).
The reduction in adjusted EBITDA reflects the impact of the Company’s investments in previously announced growth strategies. A significant portion of the costs associated with these various investments is included in both “Cost of revenues” and “Selling, general and administrative expenses” reported in the Company’s statement of operations.
Net loss for the 2010 first quarter was $3.5 million, or $0.15 loss per basic and diluted share, compared to net earnings of $1.9 million, or $0.08 earnings per basic and diluted share for the same period in 2009. The first quarter 2010 net loss included a $1.4 million interest charge for the write-off of deferred debt costs resulting from the refinancing of our debt, the $0.8 million related to stock-based compensation and the $0.6 million of foreign currency losses on intercompany balances. The first quarter 2009 net earnings included the $0.02 million charge for stock-based compensation and the $0.6 million charge for foreign currency losses on intercompany balances.
Liquidity
At March 31, 2010, the Company had cash and cash equivalents of $23.5 million and had no borrowings against its revolving credit facility. Total debt outstanding at quarter-end was $14.4 million, which included a $14.2 million outstanding balance on a variable rate term loan due 2014. During the 2010 first quarter, the company used cash of $3.8 million for payments related to previously announced business acquisitions.
First Quarter Earnings Call
As previously announced, management will hold a conference call tomorrow morning at 8:30 AM (Eastern Time) to discuss the Company’s first quarter 2010 financial results. To access the conference call, listeners in the U.S. and Canada should dial 866-272-9941 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. and Canada should dial 617-213-8895. To be admitted to the call, listeners should use passcode 48100393. A replay of the call will be available approximately two hours after the conclusion of the live call, extending through June 4, 2010. To directly access the replay, dial 888-286-8010 (U.S. and Canada) or 617-801-6888 (outside the U.S. and Canada). The passcode for the replay is 62605013.
This teleconference will also be audiocast on the Internet at www.prgx.com (click on “Audio Archives” under “Investors”). A replay of the audiocast will be available at the same location on www.prgx.com beginning approximately two hours after the conclusion of the live audiocast, extending through June 4, 2010. Please note that the Internet audiocast is “listen-only.” Microsoft Windows Media Player is required to access the live audiocast and the replay and can be downloaded from www.microsoft.com/windows/mediaplayer.

About PRGX Global, Inc.
Headquartered in Atlanta, Georgia, PRGX Global, Inc. is pioneering “profit discovery,” the combination of audit, analytics and advisory services to improve client financial performance. PRGX remains the world’s leader in recovery auditing. It serves the majority of the top 50 global retailers and many other leading companies, and is active in an expanding range of markets, including healthcare. Until January 2010, PRGX was known as PRG-Schultz International, Inc.
Non-GAAP Financial Measures
EBITDA and adjusted EBITDA are both “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Schedule 3 to this press release provides a reconciliation of net earnings to each of EBITDA and adjusted EBITDA.
Forward Looking Statements
In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s financial condition, its growth strategy and possibilities for the future. Such forward looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include revenues that do not meet expectations or justify costs incurred, the Company’s ability to develop material sources of new revenue in addition to revenues from its core accounts payable services, changes in the market for the Company’s services, the Company’s ability to retain existing personnel, potential legislative and regulatory changes applicable to the Medicare recovery audit contractor program, uncertainty in the credit markets, client bankruptcies, loss of major clients, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 29, 2010. The Company disclaims any obligation or duty to update or modify these forward-looking statements.
Contact: PRGX Global, Inc.
Robert Lee
770-779-6464

SCHEDULE 1
PRGX Global, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months
	Ended March 31,
	2010	2009
Revenues	$41,329	$39,252
Cost of revenues	29,908	26,167

Gross margin	11,421	13,085

Selling, general and administrative expenses	12,655	9,969

Operating income (loss)	(1,234)	3,116

Interest expense, net	1,795	699

Earnings (loss) before income taxes	(3,029)	2,417

Income taxes	436	544

Net earnings (loss)	$(3,465)	$1,873

Basic earnings (loss) per common share	$(0.15)	$0.08

Diluted earnings (loss) per common share	$(0.15)	$0.08

Weighted average common shares outstanding:
Basic	23,527	22,146

Diluted	23,527	23,136

SCHEDULE 2
PRGX Global, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,507	$33,026
Restricted cash	121	256
Receivables:
Contract receivables	29,389	32,515
Employee advances and miscellaneous receivables	714	276

Total receivables	30,103	32,791

Prepaid expenses and other current assets	2,307	2,335

Total current assets	56,038	68,408

Property and equipment, net	14,071	10,003
Goodwill	6,326	4,600
Intangible assets, net	24,283	24,104
Other assets	1,955	3,398

Total assets	$102,673	$110,513

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portions of debt obligations	$3,176	$3,260
Accounts payable and accrued expenses	11,816	15,707
Accrued payroll and related expenses	16,173	19,884
Refund liabilities and deferred revenue	9,051	8,383
Acquisition obligations	1,976	2,695

Total current liabilities	42,192	49,929

Debt obligations	11,250	11,070
Deferred income taxes	325	—
Noncurrent compensation obligations	974	978
Other long-term liabilities	8,990	7,097

Total liabilities	63,731	69,074

Shareholders’ equity:
Common stock	233	233
Additional paid-in capital	563,373	562,563
Accumulated deficit	(528,126)	(524,661)
Accumulated other comprehensive income	3,462	3,304

Total shareholders’ equity	38,942	41,439

Total liabilities and shareholders’ equity	$102,673	$110,513

SCHEDULE 3
PRGX Global, Inc. and Subsidiaries
Reconciliation of Net Earnings to EBITDA and Adjusted EBITDA
(Amounts in thousands)
(Unaudited)

	Three Months
	Ended March 31,
	2010	2009
Reconciliation of net earnings (loss) to EBITDA and to adjusted EBITDA:

Net earnings (loss)	$(3,465)	$1,873

Adjust for:
Income taxes	436	544
Interest expense, net	1,795	699
Depreciation and amortization	2,110	1,291

EBITDA	876	4,407

Foreign currency losses on intercompany balances	621	605
Stock-based compensation	818	15

Adjusted EBITDA	$2,315	$5,027

EBITDA and adjusted EBITDA are both “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

SCHEDULE 4
PRGX Global, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three Months
	Ended March 31,
	2010	2009
Cash flows from operating activities:

Net earnings (loss)	$(3,465)	$1,873
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,110	1,291
Amortization of deferred debt costs	1,411	197
Stock-based compensation expense	818	15
Decrease in receivables	3,421	6,759
Decrease in accounts payable, accrued payroll and other accrued expenses	(7,287)	(10,375)
Other, primarily changes in assets and liabilities	(476)	608

Net cash provided by (used in) operating activities	(3,468)	368

Cash flows used in investing activities:
Business acquisitions	(3,840)	—
Purchases of property and equipment, net of disposals	(1,457)	(745)

Net cash used in investing activities	(5,297)	(745)

Net cash used in financing activities	(450)	(1,572)

Effect of exchange rates on cash and cash equivalents	(304)	(280)

Net decrease in cash and cash equivalents	(9,519)	(2,229)

Cash and cash equivalents at beginning of period	33,026	26,688

Cash and cash equivalents at end of period	$23,507	$24,459